FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 22, 2010

Mickland, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53714	26-3452407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 6592, Statesville, NC 28687
 (Address of principal executive offices) (Zip Code)

704-682-1240
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 22, 2010, Patti Johnson, sole officer and director of Mickland, Inc. (the “Company”), resigned from her positions with the Company, effective August 10, 2010.  There was no disagreement between Ms. Johnson and the Company at the time of Mr. Johnson’s resignation.  Ms. Johnson will continue to assist the Company on a contract basis at the Company’s sole discretion.

On July 22, 2010, Lewis C. Warren, age 49, was appointed as President of the Company effective August 10, 2010.  Mr. Warren’s employment is at-will.  His salary has not yet been determined by the Company’s Board of Directors.   Mr. Warren will also serve as a Director of the Company.  From 2003 to 2009, Mr. Warren served as Director of Sales, Marketing and Land Acquisitions for D.R. Horton, one of America’s leading builders and developers and a member of the Fortune 200, he developed and managed projects producing sales exceeding $500 million. His other corporate experience included key executive sales and marketing positions with Del Webb Corporation, a leading national builder and developer of the Sun City Retirement Communities, and national resort developer Fairfield Communities.

Mr. Warren was Executive Vice President and Asset Manager for a private equity firm, where he managed a successful 2500-acre residential golf community. He also was a commercial real estate broker and consultant to the resort development industry and a sales and marketing executive for an international resort developer.

Mr. Warren is a graduate of LaSalle University with a Master of Science degree in Real Estate.
He is a current or previous member of the North Carolina, South Carolina and Georgia Boards of Realtors, the National Home Builders Association, the American Resort Developers Association, the Urban Land Institute and the National Golf Foundation.

On July 22, 2010, Pamela McClanahan, 43, was appointed as Treasurer and Secretary of the Company effective as of August 10, 2010. Ms. McClanahan’s employment is at-will. Her salary has not yet been determined by the Company’s Board of Directors.  From 2007 to present, Ms. McClanahan has acted as an independent tax and accounting consulting. She also served as a home school educator from 2006 to 2009. Prior to that, Ms. McClanahan was an elementary school teacher at Statesville Christian School in Statesville, NC.

On July 22, 2010, Dr. Michael J. Langley, 52, was appointed as a Member of the Board of Directors of the Company effective as of August 10, 2010. Since 1990, Dr. Langley has headed the Urology Associates of New River Valley in Christianberg, VA. He graduated    Abilene Christian College with a BS in 1980, Baylor College of Medicine with a MD in 1984, and did six years of residence at the University of Virginia Hospital.

On July 22, 2010, F. Tony Hosseini, 52, was appointed as a Member of the Board of Directors of the Company effective as of August 10, 2010. Mr. Hosseini is the Founder and Chairman of FTH Group, Inc., an investment management company in South Carolina and was Founding Director of NC Selective Fund, a TPA-managed self-insurance fund underwriting worker’s compensation insurance. He was the chief executive officer of TWG Mortgage, a mortgage banking firm with offices in Ohio, North Carolina and Florida, and served as a member of Board of Directors of both Genesis Securities and Amvest, Inc., two investment banking firms in Ohio. Prior to those engagements, Mr. Hosseini gained significant experience as Securities and Pension Specialist with John Hancock Mutual Insurance Company, structuring a broad investment portfolio for the company. Mr. Hosseini also served as chief executive of Silk Road International, Inc., providing consulting services to joint ventures in developing countries in areas of energy, healthcare, housing, and other infra-structural development activities.

In 2008 Mr. Hosseini co-founded Rock Communities, a wellness resort company in South Carolina. He also serves as a Director of Sina Care Centers, Inc., a holistic wellness company in Denver, Colorado that he co-founded in 1996.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mickland, Inc., a Nevada corporation

Dated: July 30, 2010	By:	/s/ Pamela McClanahan
Pamela McClanahan, Corporate Secretary

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